Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
September 4, 2008		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Michael Boyd
Nordstrom, Inc.
(206) 373-3038
NORDSTROM REPORTS AUGUST SALES
     SEATTLE (September 4, 2008) — Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $558 million for the four-week period ended August 30, 2008, a decrease of 4.2 percent compared to sales of $582 million for the four-week period ended September 1, 2007. Same-store sales decreased 7.9 percent.
     Preliminary year-to-date sales of $4.72 billion decreased 4.1 percent compared to sales of $4.93 billion for the same period in 2007. Year-to-date same-store sales decreased 6.4 percent.
Sales Recording
     To hear Nordstrom’s pre-recorded August sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
AUGUST SALES RESULTS
(unaudited; $in millions)

	Total Sales			Same-store Sales[2]
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores
August	$558	$582	(4.2%)	(7.9%)	(12.5%)	7.6%

Year-to-date	$4,724	$4,926	(4.1%)	(6.4%)	(9.4%)	5.7%

Number of stores as of August
Full-line	105	98
Rack and other	54	55
Façonnable boutiques[3]	—	4

Total	159	157

Gross square footage	21,139,000	20,091,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international and domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On August 31, 2007, Nordstrom completed the sale of its international and wholesale Façonnable business. Nordstrom completed the sale of its four U.S. Façonnable boutiques on October 31, 2007.
Expansion Update
     Nordstrom plans to open two full-line stores in the upcoming fiscal month at The Oaks Shopping Center in Thousand Oaks, Calif., on September 5, 2008, and at Fashion Mall at Keystone in Indianapolis, Ind., on September 19, 2008. On October 3, 2008, Nordstrom plans to relocate and open a new full-line store at the Tacoma Mall in Tacoma, Wash.
     The company also plans to open four new Rack stores in the upcoming fiscal month at City Center Shopping Center in White Plains, N.Y., the Laguna Hills Mall in Laguna Hills, Calif., the Springbrook Prairie Pavilion in Naperville, Ill., and Legacy Village Shopping Center in Lyndhurst, Ohio.

Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

September Sales Release	Wed., October 8, 2008
October Sales Release	Thurs., November 6, 2008
Third Quarter Earnings Release	Thurs., November 13, 2008
November Sales Release	Thurs., December 4, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 159 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 105 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected monthly results and anticipated store openings. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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